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                                                                   EXHIBIT 3.1.1




                             ARTICLES OF AMENDMENT
                                       OF
                             EXECUSTAY CORPORATION


                 ExecuStay Corporation, a Maryland Corporation having its principal office in Gaithersburg, Montgomery County, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST:      The Articles of the Corporation are hereby amended by adding a sixteenth article which shall be as follows:

                 "SIXTEENTH: To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal."

     SECOND:     The board of directors of the Corporation  by unanimous
written consent pursuant to Section 2-408 of Corporations and Associations Article of the Annotated Code of Maryland on July 31, 1997 duly adopted a resolution in which was set forth the forgoing amendment to the charter, declaring that the said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the stockholders of the Corporation.

     THIRD:      That the said amendment has been consented to and authorized by the holders of all the issued and outstanding stock, entitled to vote, by a
written consent   given in accordance with the provisions of Section 2-505 of
Corporations and Associations Article of the Annotated Code of Maryland, and filed with the records of stockholders meeting.

     FOURTH:     The amendment of the Articles of the Corporation as
hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

     FIFTH:      The information required by subsection (b)(2)(i) of Section
2-607 of the Maryland General Corporation Law was not changed by the amendment.

     IN WITNESS WHEREOF, ExecuStay Corporation has caused these presents to be signed in its name and on its behalf by its President and witnesses by its Secretary on July 31, 1997.

                                             EXECUSTAY CORPORATION


                                             By
                                                -----------------------------
                                                 Gary R. Abrahams, President
Witness:  (Attest)


----------------------------
Robert W. Zaugg, Secretary

                 THE UNDERSIGNED, President of ExecuStay Corporation, who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                        ----------------------------
                                        Gary R. Abrahams, President